UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2006 (September 29, 2006)

HEALTHWAYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3841 Green Hills Village Drive Nashville, Tennessee	37215
(Address of principal executive offices)	(Zip Code)

(615) 665-1122

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 29, 2006, Healthways, Inc. (the “Company”) granted a long term performance award to Matthew E. Kelliher under the Company’s 1996 Stock Incentive Plan (the “Plan”). This award provides Mr. Kelliher a cash-based incentive to develop the Company’s international business operations by entering into signed contracts with respect to foreign countries (“Signed Contracts”) during the four year period beginning on September 1, 2006 and ending on August 31, 2010. The following is a brief description of the material terms of this award, which will be filed with the Company’s next Form 10-K.

The amount that Mr. Kelliher may earn under this award while employed as head of the Company’s international operations will depend on (1) Signed Contracts entered into with respect to new foreign countries, (2) the Company’s net revenue derived from Signed Contracts, (3) the achievement of adjusted operating margins in excess of targeted levels derived from Signed Contracts, and (4) the expansion of the Company’s international commercial relationships. The maximum amount that Mr. Kelliher may earn during any fiscal year within the four year performance period is $1,000,000.

Earned amounts that vest based on continued eligible employment during the performance period are eligible to be paid to Mr. Kelliher. Accelerated vesting will result if (1) Mr. Kelliher terminates employment due to an event that entitles him to severance benefits under his employment agreement, disability or death or (2) Mr. Kelliher remains an eligible employee on a Change in Control (as defined under the Plan) or a sale of the Company’s international business operations. Except as described below, earned and vested amounts will be paid as soon as practicable following the performance period or, if earlier, an event described in (2) above.

As consideration for this award, Mr. Kelliher extended his non-competition and non-solicitation obligations to the Company from one to two years after terminating employment with the Company. Mr. Kelliher also agreed that otherwise earned and vested amounts under this award will not be payable if Mr. Kelliher materially breaches any of these obligations. Any forfeiture under this provision does not diminish or otherwise affect any of the Company’s rights or remedies due to a material breach of any of these obligations by Mr. Kelliher.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHWAYS, INC.

By:	/s/ Mary A. Chaput
Mary A. Chaput
Chief Financial Officer

Date: October 5, 2006